Exhibit 10.26
RTI International Metals, Inc.
Board of Directors Compensation Program
Effective January 1, 2007
•	Target compensation of $120,000 for non-employee directors other than the Chairman and $180,000 for the non-employee Chairman. Paid 50% in restricted stock and 50% in cash. No fees for regular board or committee meetings.

•	Premiums for committee chairs:

•	- Audit - $20,000

•	- Other - $ 7,500

•	Meeting fees for extraordinarily frequent Board meetings (required to consider transactions or other special circumstances, as determined by the Chairman): $1,000 per meeting. (Note: Usage of this feature is expected to be extremely infrequent.)

•	Committee chair fees. The cash portion of target compensation and special meeting fees are payable in cash quarterly.

•	Restricted stock will be awarded at beginning of a plan year (commencing with annual shareholders’ meeting) and vest at end of plan year. Partial vesting for directors who leave before their term is up will be at discretion of the Compensation Committee of the Board.

•	Restricted stock will be held in custody by RTI until restriction is terminated and then a certificate, free of all restrictions, shall be issued in the Grantee’s name (or a trust as he or she shall designate). Grantee shall be entitled to vote the restricted stock.
Adopted by the Board of Directors: October 27, 2006
Stock Ownership Guidelines
Each non-employee director is expected to own, at a minimum, shares of RTI common stock equal to three (3) times their annual retainer. This level of ownership is to be achieved within three years from the approval of this proposal for existing directors and five years of first joining the Board for new directors elected after the approval of this proposal. Once a Director reaches this level of stock ownership, the Director will remain in compliance of this expectation, regardless of market fluctuations, as long as the Director does not sell shares at a time when the aggregate value is less than the expected level.
Adopted by the Board of Directors: July 27, 2007